News Release

Firsthand Technology Value Fund Announces Exercise of Over-Allotment Option

San Jose, CA, May 11, 2012 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”) today announced that Ladenburg Thalmann & Co. Inc. and National Securities Corporation, on behalf of the underwriters, have exercised the underwriters’ overallotment option to purchase an additional 660,000 shares of the Fund’s common stock at $27.00 per share. The net proceeds of the over-allotment, after deducting underwriting discounts and commissions and estimated offering expenses is $16.7 million. The exercise of the over-allotment option brings the gross proceeds of the total offering to $136.6 million.

The net proceeds of this offering will be used to invest in portfolio companies in accordance with the Fund’s investment objective and strategies.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE AMEX:LTS), and National Securities Corporation, a division of National Holdings, Inc. (OTCBB: NHLD), acted as joint book-running managers for the offering. Maxim Group LLC, Mitsubishi UFJ Securities, and Aegis Capital Corporation acted as co-managers.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

News Release

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Phil Mosakowski
Firsthand Capital Management, Inc.
(408) 624-9526
vc@firsthandtvf.com